UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 26, 2009

THE CHILDREN’S PLACE RETAIL STORES, INC.

(Exact Name of Registrants as Specified in Their Charters)

Delaware

 (State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 26, 2009, The Children’s Place Retail Stores, Inc. (the “Company”) and all other parties entered into a Stipulation of Settlement to settle the stockholder class action entitled Hall v. The Children’s Place Retail Stores, Inc., et al., Civil Action No. 07-cv-8252(SAS) (consolidated) (the “Action”), which as previously disclosed by the Company, was filed in the United States District Court, Southern District of New York in September 2007.  The Action alleges that certain of the Company’s current and former officers made statements to the investing public which misrepresented material facts about the business and operations of the Company, or omitted to state material facts required in order for the statements made by them not to be misleading, causing the price of the Company’s stock to be artificially inflated in violation of provisions of the Exchange Act, as amended.  It alleges that subsequent disclosures establish the misleading nature of these earlier disclosures.  The settlement of the action is subject to Court approval, and on June 26, 2009, the lead plaintiff filed a motion for preliminary approval of the settlement.

The Company and other defendants have denied and continue to deny all allegations made in the Action and entered into the Stipulation solely to eliminate the burden, expense, and risk of further litigation and to finally and fully resolve all claims asserted in the Action.  The defendants maintain that their conduct was at all times proper and in compliance with applicable provisions of law, and the defendants deny, among other things, that they made any material misstatements or omissions in the Company’s public filings, press releases, or other public statements.  In the Stipulation, the Company agreed to pay the total amount of $12 million in exchange for a release of all claims.  The cost of the settlement is covered by the Company’s insurance.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2009	THE CHILDREN’S PLACE RETAIL STORES, INC.

	By:	/s/ Susan J. Riley
Name: Susan J. Riley Title: Executive Vice President, Finance and Administration